Exhibit 99.5
Variable Rate Muni Term Preferred Shares Purchase Agreement

Invesco California Value Municipal Income Trust

and

Banc of America Preferred Funding Corporation

November 19, 2019

VARIABLE RATE MUNI TERM PREFERRED SHARES PURCHASE AGREEMENT dated as of November 19, 2019 (this “Agreement”) by and between INVESCO CALIFORNIA VALUE MUNICIPAL INCOME TRUST, a closed-end fund organized as a Delaware statutory trust, as issuer (the “Fund”), and BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware corporation, including its successors by merger or operation of law (“Banc of America” or the “Purchaser”).
WHEREAS, on the date hereof, Banc of America purchased 2,083 Series 2015/6-VCV Variable Rate Muni Term Preferred Shares (the “VMTP Shares”) of the Fund from Citibank, N.A. (“Citi”);
WHEREAS, the Fund and Banc of America desire to enter into this Agreement to set forth certain terms of the VMTP purchased by Banc of America from Citi, such purchase to be referred to herein as the “Sale;”
NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:
ARTICLE  I
DEFINITIONS

The following terms, as used herein, have the following meanings:
“Additional Amount Payment” has the meaning set forth in the Statement.
“Additional California Amount Payment” has the meaning set forth in the Statement.
“Agent Member” has the meaning set forth in the Statement.
“this Agreement” means this Variable Rate Muni Term Preferred Shares Purchase Agreement, dated as of November 19, 2019, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Applicable Sections” has the meaning set forth in Section 2.1(c).
“Applicable Spread” has the meaning set forth in the Statement.
“Asset Coverage” has the meaning set forth in the Statement.
“Banc of America” has the meaning set forth in the preamble to this Agreement.
“Banks” has the meaning set forth in Section 2.1(b).
“Beneficial Owner” has the meaning set forth in the Statement.
“Board of Trustees” has the meaning set forth in the Statement.
“Business Day” has the meaning set forth in the Statement.
“By-Laws” has the meaning set forth in the Statement.
“Closed-End Funds” has the meaning set forth in the Statement.
“Code” has the meaning set forth in the Statement.
“Common Shares” has the meaning set forth in the Statement.
“Custodian” has the meaning set forth in the Statement.
“Declaration” has the meaning set forth in the Statement.
 “Deposit Securities” has the meaning set forth in the Statement.
“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Dividend Payment Date” has the meaning set forth in the Statement.
“Dividend Rate” has the meaning set forth in the Statement.
“Due Diligence Request” means the due diligence outline with respect to the Fund circulated via e-mail by Cadwalader to certain Invesco Persons at 11:59 a.m. on November 13, 2019.
“Effective Date” means the date hereof, subject to the satisfaction or waiver of the conditions specified in Article III.
“Effective Leverage Ratio” has the meaning set forth in the Statement.
“Electronic Means” has the meaning set forth in the Statement.
“Eligible Assets” means the instruments in which the Fund may invest as described in Exhibit B to this Agreement, which may be amended from time to time with the prior written consent of the Purchaser.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Failure” has the meaning set forth in Section 2.3.
“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week in respect of which any Failure has occurred and is continuing.
“Fitch” means Fitch Ratings, a part of the Fitch Group, or any successor or successors thereto.
“Fitch Guidelines” means the guidelines, as may be amended from time to time, in connection with Fitch’s ratings of the VMTP Shares.
“Force Majeure Exception” means any failure or delay in the performance of the Fund’s reporting obligation pursuant to Section 2.3 arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action.  The Fund shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.
“Fund” has the meaning set forth in the preamble to this Agreement.
“Holder” has the meaning set forth in the Statement.
The word “including” means “including without limitation.”
“Indemnified Persons” means the Purchaser and its affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Fund under Section 7.3.
“Information” has the meaning set forth in Section 7.13.
“Invesco Persons” means the Investment Adviser or any affiliated person of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a redemption or purchase of the VMTP Shares which are to be cancelled within ten (10) of purchase by the Fund).
“Investment Adviser” means Invesco Advisers, Inc., or any successor company or entity.
“Liquidation Preference”, with respect to a given number of VMTP Shares, means $100,000 times that number.
“Majority Participants” means the Holder(s) of more than 50% of the Outstanding VMTP Shares.
“Market Value” has the meaning set forth in the Statement.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“1940 Act” means the Investment Company Act of 1940, as amended.
“NRSRO” has the meaning set forth in the Statement.
“Offering Memorandum” means the Offering Memorandum of the Fund relating to the VMTP Shares, dated November 19, 2019, as the same may be amended, revised or supplemented from time to time.
The word “or” is used in its inclusive sense.
“Other Rating Agency” means each NRSRO, if any, other than Fitch then providing a rating for the VMTP Shares pursuant to the request of the Fund.
“Other Rating Agency Guidelines” means the guidelines, if any, provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of the VMTP Shares.
“Outstanding” has the meaning set forth in the Statement.
 “Person” has the meaning set forth in the Statement.
“Preferred Shares” has the meaning set forth in the Statement.
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“Rate Period” has the meaning set forth in the Statement.
“Rating Agency” means Fitch (if Fitch is then rating the VMTP Shares) and any Other Rating Agency.
“Rating Agency Guidelines” means the Fitch Guidelines and any Other Rating Agency Guidelines as they exist from time to time.
“Redemption and Paying Agent” means Deutsche Bank Trust Company Americas, or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent and redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VMTP Shares.
“Registration Rights Agreement” means the registration rights agreement entered into by and between the Fund and the Purchaser with respect to the VMTP Shares.
“Registration Rights Failure” means any (i) failure by the Fund to file a Registration Statement with the Securities and Exchange Commission relating to such of the Registrable Securities (as defined in the Registration Rights Agreement, but excluding any that are properly excluded pursuant to Section 3.3(c) or (d) of the Registration Rights Agreement) which the Fund has been properly requested to register under Section 3.1 of the Registration Rights Agreement within thirty (30) calendar days (or, if the thirtieth (30th) calendar day shall not be a Business Day, the next succeeding Business Day) of the later of (a) the date on which the holders of such Registrable Securities are required to give written notice to the Fund of their intent to register such Registrable Securities pursuant to Section 3.1 of the Registration Rights Agreement or (b) if properly exercised by the Fund, the end of any deferral period specified in accordance with the provisions of Section 3.2 of the Registration Rights Agreement, or (ii) failure by the Fund to reply to any written comments on such Registration Statement received by the Fund from the staff of the Securities and Exchange Commission (it being understood that the reply referenced herein shall not require the Fund to accept or agree with any comment, in whole or in part) within thirty (30) calendar days (or, if the thirtieth (30th)  calendar day shall not be a Business Day, the next succeeding Business Day) of receipt thereof by the Fund.
“Related Documents” means this Agreement, the Declaration, the Statement, the Registration Rights Agreement, the VMTP Shares and the By-Laws.
“Reporting Date” has the meaning set forth in Section 6.1(o).
“Reporting Failure” has the meaning set forth in Section 2.3.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.
“Sale” has the meaning set forth in the preamble to this Agreement.
“SEC” has the meaning set forth in Section 6.1.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VMTP Shares.
“Series” has the meaning set forth in the Statement.
“Statement” means the Amended and Restated Statement of Preferences of Variable Rate Muni Term Preferred Shares of the Fund, effective as of November 19, 2019, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Term Redemption Date” has the meaning set forth in the Statement.
“VMTP Shares” has the meaning set forth in the preamble to this Agreement.
“Voting Trust” has the meaning set forth in Section 2.2(b).
“Week” means a period of seven (7) consecutive calendar days.
“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.
1.1	Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Related Documents.
ARTICLE  II
PURCHASE, EXCHANGE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEES
2.1	Purchase, Exchange and Transfer of the VMTP Shares
(a)  [Intentionally Left Blank]
(b) The Purchaser agrees that it may make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws only to (1)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks or entities that are 100% direct or indirect subsidiaries of banks’ publicly traded parent holding companies (collectively, “Banks”), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts (or other similar investment vehicles) in which all investors are Persons that the Purchaser reasonably believes are QIBs that are Closed-End Funds, Banks, insurance companies or registered open-end management investment companies (or, in the case of a tender option trust (or other similar investment vehicle) in which the Holder or an affiliate of the Holder retains a residual interest), or (iii) other investors with the prior written consent of the Fund and (2) unless the prior written consent of the Fund and the Majority Participants has been obtained, not Invesco Persons if such Invesco Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares. Any transfer in violation of the foregoing restrictions shall be void ab initio. In connection with any transfer of the VMTP Shares, each transferee (including, in the case of a tender option bond trust (or other similar investment vehicle), the depositor or trustee or other Person thereunder acting on behalf of such transferee) will be required to deliver to the Fund a transferee certificate set forth as Exhibit C. The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such VMTP Shares thereafter.

(c)  In the event that the Purchaser transfers, in accordance with Section 2.1(b), VMTP Shares to a tender option bond trust (or other similar investment vehicle) in which the Purchaser retains a residual interest, for so long as no event has occurred that results in the termination of such tender option bond trust (or other similar investment vehicle), for purposes of each of the Applicable Sections (as defined below) that requires, permits or provides for (i) notice or the delivery of information to or (ii) voting of the VMTP Shares or the giving of any consent by or (iii) payment of fees, in each case, to the Purchaser or the Majority Participants, the Purchaser, and not such tender option bond trust (or other similar investment vehicle), shall be deemed to be the actual owner of such VMTP Shares.  For the avoidance of doubt, the deemed ownership provided for in this Section 2.1(c) shall be limited to the following sections of this Agreement:  2.1(b), 2.3, 6.1, 6.2, 6.8, 6.9, 6.13, 6.15, 6.17, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.10, 7.12 and 7.15 (collectively, the "Applicable Sections").  The deemed ownership provided for in this Section 2.1(c) shall last until the earliest of (A) the termination of such tender option bond trust (or other similar investment vehicle); (B) the agreement by the Issuer and the Purchaser to terminate such deemed ownership; and (C) with respect to some or all of the Applicable Sections, the good-faith determination by the Purchaser that such deemed ownership has adverse tax, legal or other regulatory consequences or is otherwise no longer consistent with applicable law.
(d) Anything herein to the contrary notwithstanding, except with respect to the deemed ownership provided for above in respect of the Applicable Sections, the tender option bond trust (or other similar investment vehicle) to which VMTP Shares are transferred and each of the beneficial owners thereof shall retain all of its other rights in respect of the Issuer and the VMTP Shares pursuant to this Agreement and the Statement or under law, including, for the avoidance of doubt, its rights under any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights retained pursuant to this Section 2.1(d) or that are otherwise applicable as a result of the exercise of such other rights.
2.2 Operating Expenses; Fees
(a)  The Fund shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VMTP Shares) as operating expenses.
(b) The Fund shall pay (i) to the Purchaser a structuring fee in the amount of $42,500.00 in connection with the structuring of the transactions contemplated by this Agreement, (ii) to Institutional Shareholder Services Inc. (“ISS”) the initial organization and set up fee of a voting trust to be formed with respect to the VMTP Shares (the “Voting Trust”) in the amount set forth in an invoice to be received by the Fund from ISS on or after the date hereof and (iii) to Lord Securities Corporation (“Lord”) the initial organization and set up fee of the Voting Trust in the amount set forth in an invoice to be received by the Fund from Lord before, on or after the date hereof.
(c)  The Fund will pay the structuring fee described in Section 2.2(b)(i) on the Effective Date.

2.3	Additional Fee for Failure to Comply with Reporting Requirement orRegistration Rights Failure

For so long as the Purchaser is a Holder or Beneficial Owner of any Outstanding VMTP Shares, if the Fund fails to comply with the reporting requirements set forth in Sections 6.1(o) and 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Fund by the Purchaser of such failure (a “Reporting Failure”) or a Registration Rights Failure occurs, the Fund shall pay to the Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which either such Reporting Failure or Registration Failure (either, a “Failure”) continues a fee, calculated in respect of each Week (or portion thereof) during such month in respect of a Failure and beginning on the date of such Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs.  If such fee is an “other distribution” pursuant to the Statement, such fee shall be paid pursuant to and in accordance with the Statement, including Section 2.2(c) of the Statement. Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.3 hereunder for any Week plus the Applicable Spread on the VMTP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment or Additional California Amount Payment) equal to the product of (x) 6.05%, times (y) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; (ii) the fee payable pursuant to this Section 2.3 for any Week plus the amount of dividends payable at the Dividend Rate for the VMTP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the VMTP Shares held by the Purchaser during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; or (iii) the Fund be required to calculate or pay a fee in respect of more than one Failure in any Week.
ARTICLE  III
CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:
(a) this Agreement shall have been duly executed and delivered by the parties hereto;
(b) the VMTP Shares shall have a long-term issue credit rating of AAA from Fitch on the Effective Date;
(c) receipt by the Purchaser of executed originals, or copies certified by a duly authorized officer of the Fund to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;
(d) receipt by the Purchaser of opinions of counsel for the Fund, substantially to the effect of Exhibit A;
(e) except as disclosed in the Offering Memorandum, there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by the Purchaser to be acceptable);
(f) the Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transactions contemplated by this Agreement;
(g) there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant; and
(h) there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust proceedings as the Purchaser may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Fund and the Purchaser agree that the execution of this Agreement by the Purchaser shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.
ARTICLE  IV
REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to the Purchaser as of the Effective Date.
4.1	Existence

The Fund is existing and in good standing as a Delaware statutory trust, under the laws of Delaware, with full right and power to issue the VMTP Shares, and to execute, deliver and perform its obligations under this Agreement and each Related Document.
4.2	Authorization; Contravention

The execution, delivery and performance by the Fund of this Agreement and each Related Document are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund.
4.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.  The VMTP Shares have been duly authorized and, when purchased by the Purchaser from Citi in the Sale, will be validly issued by the Fund, fully paid and nonassessable and free of any preemptive or similar rights.
4.4	Financial Information

The most recent financial statements of the Fund, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Purchaser, fairly present in all material respects the financial condition of the Fund, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed).  Since the date of such financial statements, there has been no material adverse change in the condition (financial or otherwise) or operations of the Fund, except as disclosed in the Offering Memorandum, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally.  Any financial, budget and other projections furnished to the Purchaser were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Fund’s reasonable best estimate of the Fund’s future financial performance.
4.5	Litigation

Except as disclosed in the Offering Memorandum or in a schedule delivered to the Purchaser prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any Related Document including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of the Liquidation Preference of or dividends on the VMTP Shares.
4.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder, court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the VMTP Shares) by or against the Fund have been obtained and are in full force and effect.
4.7	Offering of VMTP Shares

Assuming the accuracy of the representations and warranties of the Purchaser in Sections 5.7 and 5.8 hereof, no registration of the VMTP Shares under the Securities Act is required for the purchase by the Purchaser of the VMTP Shares in the manner contemplated by this Agreement and the Offering Memorandum.
As of the date of the original issuance of the VMTP Shares, the VMTP Shares  satisfied the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares were listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
As of the Effective Date, the VMTP Shares satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the VMTP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
The Fund has not distributed any offering material in connection with the offering and sale of the VMTP Shares other than to Citi and the Purchaser or their respective representatives.
4.8	Complete and Correct Information

All information, reports and other papers and data with respect to the Fund furnished to the Purchaser (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects.  No fact is known to the Fund that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VMTP Shares, or the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the VMTP Shares and the Related Documents that has not been set forth in the Offering Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to the Purchaser.  Taken as a whole, the documents furnished and statements made by the Fund in connection with the negotiation, preparation or execution of this Agreement and the Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
4.9	Offering Memorandum

The Offering Memorandum, true copies of which have heretofore been delivered to the Purchaser, when considered together with this Agreement and any information made available pursuant to the Due Diligence Request or disclosed in writing to the Purchaser prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Offering Memorandum does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.10	1940 Act Registration

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.
4.11	Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Fund is in compliance with the Effective Leverage Ratio and the Asset Coverage as required by Section 2.4 of the Statement.
In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.
4.12	Eligible Assets

As of the Effective Date, the Fund owns only Eligible Assets, as described in Exhibit B to this Agreement.
4.13	Credit Quality

As of the Effective Date, the Fund has invested at least 80% of its total assets in municipal securities rated BBB- or better by S&P or Baa3 or better by Moody’s, or such equivalent rating by at least one NRSRO, or if not rated, securities that the Investment Adviser determines to be of comparable quality at the time of investment.
4.14	Due Diligence

The Fund understands that nothing in this Agreement, the Offering Memorandum, or any other materials presented to the Fund in connection with the Sale constitutes legal, tax or investment advice from the Purchaser.  The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Sale.
4.15	Capital Structure

As of the Effective Date, the Fund has a capital structure as set forth in the Offering Memorandum.
4.16	Certain Fees

The Fund acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Fund or, to the Fund’s knowledge, by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.
4.17	Intent to Issue Equity

It is the intent and understanding of the Fund that the VMTP Shares constitute shares of the Fund under the laws of the State of Delaware.  All negotiations between the Purchaser (or any of its Affiliates) and the Fund regarding the VMTP Shares have been consistent with such intent and understanding.  The Fund agrees to treat the VMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.
ARTICLE  V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The representations and warranties set out in this Article V are given hereunder by Banc of America to the Fund as of the Effective Date.
5.1	Existence

Banc of America is validly existing and in good standing as a corporation under the laws of Delaware, and has full right and power to effect the Sale and to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is a party.
5.2	Authorization; Contravention

The execution, delivery and performance by the Purchaser of this Agreement and each Related Document to which it is a party are within the Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.
5.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.
5.4	Own Account

The Purchaser understands that the VMTP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and the Purchaser is acquiring the VMTP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such VMTP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such VMTP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to register the VMTP Shares under the Securities Act pursuant to the Registration Rights Agreement or otherwise transfer the VMTP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).
5.5	Litigation

Except as disclosed in a schedule delivered to the Fund prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Purchaser) overtly threatened in writing against the Purchaser in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.
5.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by the Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Purchaser and the Sale have been obtained and are in full force and effect.
5.7	Experience of the Purchaser

The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Sale, and has so evaluated the merits and risks of such investment.  The Purchaser is able to bear the economic risk of the Sale and, at the present time, is able to afford a complete loss of such investment.
5.8	Access to Information

The Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that the Purchaser has deemed necessary in order to make an informed investment decision with respect to the Sale and an investment in the VMTP Shares.  The Purchaser has had the opportunity to ask representatives of the Fund certain questions and request certain additional information regarding the terms and conditions of the Sale and such investment and the finances, operations, business and prospects of the Fund and has had any and all such questions and requests answered to the Purchaser’s satisfaction; and the Purchaser understands the risks and other considerations relating to such investment.
5.9	Certain Transactions

Other than consummating the transactions contemplated by this Agreement, the Purchaser has not directly or indirectly executed, nor has any Person acting on the Purchaser’s behalf or pursuant to any understanding with the Purchaser executed, any other purchases of securities of the Fund which may be integrated with the transactions contemplated by this Agreement.
5.10	Due Diligence

The Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Sale and the VMTP Shares.  The Purchaser understands that nothing in this Agreement, the Offering Memorandum, or any other materials presented to the Purchaser in connection with the Sale constitutes legal, tax or investment advice from the Fund.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Sale and its investment in the VMTP Shares.
5.11	Certain Fees

The Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement, no brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.
5.12	Intent to Purchase Equity

It is the intent and understanding of the Purchaser that the VMTP Shares constitute shares of the Fund under the laws of the State of Delaware.  All negotiations between the Purchaser (or any of its Affiliates) and the Fund regarding the VMTP Shares have been consistent with such intent and understanding.  The Purchaser agrees to treat the VMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.
ARTICLE  VI
COVENANTS OF THE FUND

The Fund agrees that, so long as there is any amount payable hereunder or the Purchaser (or any of its affiliates) owns any Outstanding VMTP Shares:
6.1	Information

Without limitation of the other provisions of this Agreement, the Fund will deliver, or direct the Redemption and Paying Agent to deliver, to the Purchaser:
(a)  as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission (the “SEC”), each annual and semi-annual report prepared with respect to the Fund, which delivery may be made by the electronic availability of any such document on the SEC’s website or another public website;
(b) notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the VMTP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the VMTP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the VMTP Shares, as promptly as practicable upon the occurrence thereof;
(c)  notice of any redemption or other repurchase of any or all of the VMTP Shares as provided in the Statement;
(d) notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to the effectiveness of any proposed amendment and copies of all actual amendments thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;
(e)  notice of any missed, reduced or deferred dividend payment on the VMTP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;
(f)  notice of  the failure to make any deposit provided for under Section 2.5(d) of the Statement in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;
(g) notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;
(h) notice of the distribution of net capital gains or ordinary income one (1) Business Day in advance of the Rate Period that such net capital gains or ordinary income will or may be distributed, simultaneously with the Redemption and Paying Agent providing such notice to Beneficial Owner~~s~~ or their Agent Members;
(i)  notice of any change to any investment adviser or sub-adviser of the Fund within two (2) Business Days after a resignation or a notice of removal has been sent by or to any such investment adviser or sub-adviser;
(j)  notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof;
(k) notice one (1) Business Day after the occurrence thereof of (i) the failure of the Fund to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Fund to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Fund to pay accumulated dividends on any Preferred Shares ranking pari passu with the VMTP Shares, and any period of grace or cure with respect thereto shall have expired;
(l)  notice of a material breach of any representation, warranty or covenant of the Fund contained in this Agreement, the Registration Rights Agreement or the Statement, in each case, only if any officer of the Fund has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five (5) days after knowledge of any officer of the Fund or the Investment Adviser thereof;
(m) notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Fund’s business, properties or affairs or the ability of the Fund to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party as soon as reasonably practicable, but in no event later than ten (10) days after knowledge of any officer of the Fund or the Investment Adviser thereof;
(n) upon request of the Purchaser, copies of any material that the Fund has delivered to each Rating Agency which is then rating VMTP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable after such material has been sent;
(o) within two (2) Business Days after the fifteenth (15th) and last days of each month (each a “Reporting Date”), a report of portfolio holdings of the Fund as of each such Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Fund prepared for financial reporting purposes;
(p) within two (2) Business Days after the fifteenth (15th) and last days of each month, the information set forth in Exhibit D to this Agreement and a calculation of the Effective Leverage Ratio and the Asset Coverage of the Fund as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(p); and upon the failure of the Fund to maintain Asset Coverage as provided in Section 2.4(a) of the Statement or the Effective Leverage Ratio as required by Section 2.4(c) of the Statement, notice of such failure within one (1) Business Day of the occurrence thereof; and
(q) from time to time such additional information regarding the financial position, results of operations or prospects of the Fund as the Purchaser may reasonably request including, without limitation, copies of all offering memoranda or other offering material with respect to the sale of any securities of the Fund as soon as reasonably practicable, but in no event later than ten (10) days after a request.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.
6.2	No Amendment or Certain Other Actions Without Consent of the Purchaser

To the extent that, collectively, the Purchaser and its affiliates are the Holders or Beneficial Owners of more than 50% of the VMTP Shares, without the prior written consent of the Purchaser, the Fund will not agree to, consent to or permit any amendment, supplement, modification or repeal of the Statement or any provision therein, nor waive any provision thereof.
6.3	Maintenance of Existence

The Fund shall continue to maintain its existence as a statutory trust under the laws of Delaware, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document.
6.4	Tax Status of the Fund

The Fund will qualify as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the VMTP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Fund and permitted by Section 852(b)(5)(A) of the Code.
6.5	Payment Obligations

The Fund shall promptly pay or cause to be paid all amounts payable by it hereunder and under the Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the Related Documents.  All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund.  The fees and expenses and all other amounts payable pursuant to Section 2.2(b) hereof shall be paid by the Fund on the Effective Date.
6.6	Compliance With Law

The Fund shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the VMTP Shares, or any of the other Related Documents.
6.7	Maintenance of Approvals: Filings, Etc.

The Fund shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.
6.8	Inspection Rights

The Fund shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchaser or any agents or representatives thereof, at the Fund’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Fund shall not be required to pay for more than one inspection per fiscal year.  The Fund will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Purchaser.
All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
6.9	Litigation, Etc.

The Fund shall give prompt notice in writing to the Purchaser of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Fund to perform its obligations as set forth hereunder or under any of the Related Documents.
All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
6.10	1940 Act Registration

The Fund shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.
6.11	Eligible Assets

The Fund shall only make investments in the Eligible Assets listed on Exhibit B, as amended from time to time with the prior written consent of the Purchaser, in accordance with the Fund’s investment objective and the investment policies set forth in the Offering Memorandum, as such investment objective and investment policies may be modified in accordance with the 1940 Act and applicable law and, if applicable, the Related Documents.
6.12	Credit Quality

Unless the Fund receives the prior written consent of the Purchaser (such consent to be determined in the Purchaser’s good faith discretion), the Fund may not invest more than 20% of its total assets in securities that, at the time of investment, are rated at or below BB+ by S&P or Ba1 by Moody’s, or such equivalent rating by at least one NRSRO, or if not rated, securities that the Investment Adviser determines to be of comparable quality at the time of investment.
6.13	Maintenance of Effective Leverage Ratio

For so long as the Fund fails to provide the information required under Sections 6.1(o) and 6.1(p), the Purchaser shall calculate, for purposes of Section 2.4(c) of the Statement, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the market values of securities determined by the third-party pricing service which provided the market values to the Fund on the most recent date that information was properly provided by the Fund pursuant to the requirements of Sections 6.1(o) and 6.1(p).  The Effective Leverage Ratio as calculated by the Purchaser in such instances shall be binding on the Fund.  If required, the Fund shall restore the Effective Leverage Ratio as provided in the Statement.
In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.
6.14	Redemption and Paying Agent

The Fund shall use its commercially reasonable best efforts to engage at all times a Redemption and Paying Agent to perform the duties to be performed by the Redemption and Paying Agent specified herein and in the Statement.
6.15	Cooperation in the Sale of VMTP Shares

The Fund will comply with reasonable due diligence requests from the Purchaser in connection with any proposed sale by the Purchaser of the VMTP Shares in a transaction exempt from registration under the Securities Act and otherwise permitted by this Agreement, provided that the Fund need not comply with any such request more than twice in any period of twelve consecutive months and any prospective purchaser of the VMTP Shares from the Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13  prior to receiving any due diligence materials provided pursuant to such due diligence request.
All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.15 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
6.16	Securities Depository

The Fund agrees to maintain settlement of the VMTP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to the Purchaser.
6.17	Future Agreements

The Fund shall promptly, at the request of the Purchaser, enter into an agreement, on terms mutually satisfactory to the Fund and the Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit the Purchaser or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.
6.18	[Intentionally left blank]
6.19	Tax Opinion in Connection with Extension of Term Redemption Date

In the event that the Term Redemption Date of the VMTP Shares is extended pursuant to Section 2.5(a)(ii) of the Statement, the Fund shall cause to be delivered to the Purchaser, as a condition precedent to closing such extension, an opinion of counsel for the Fund, to the effect that, for U.S. federal income tax purposes, following such extension (i) the VMTP Shares will continue to qualify as equity in the Fund and (ii) the distributions made with respect to the VMTP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Fund and are permitted by Section 852(b)(5)(A) of the Code.
ARTICLE  VII
MISCELLANEOUS
7.1	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to the Purchaser under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by fax or electronic mail.  The notice address for each party is specified below:
(a)	if to the Fund:

Invesco California Value Municipal Income Trust
1555 Peachtree Street
Atlanta, GA 30309
Attention: Legal Department
      Jeffrey Kupor, Senior Vice President
Telephone: (404) 439-3463
Telecopy: (713) 993-9185
Email: Jeffrey.Kupor@Invesco.com
(b)	if to Banc of America:

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, New York 10036
Attention: Thomas Visone
Mary Ann Olson
Todd Blasiak
Michael Jentis
Lisa Irizarry
Telephone: (212) 449-7358 (Visone, Blasiak, Irizarry)
(980) 388-4186 (Olson)
(212) 449-8300 (Jentis)
Email: thomas.visone@bofa.com
mary.ann.olson@bofa.com
todd.blasiak@bofa.com
lisa.m.irizarry@bofa.com
michael.jentis@bofa.com

Wire Instructions:
If to Banc of America:
Bank Routing Number: 026009593
Bank Name: Bank of America, N.A.
Account Number: 194200 0780000
Attention: PFC 790946
Reference: CUSIP 46132H 601
7.2	No Waivers

(a)  The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares or any other Related Document). The rights of the Purchaser hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any VMTP Share may have under the terms of such VMTP Share or any Related Document or otherwise.
(b) No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or the Purchaser hereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
7.3	Expenses and Indemnification
(a) The Fund shall upon demand either, as the Purchaser may require, pay in the first instance or reimburse the Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Purchaser in connection with the enforcement of or preservation of rights under this Agreement.  The Fund shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchaser, unless the Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Fund.
(b) The Fund agrees to indemnify and hold harmless the Purchaser and each other Indemnified Person of the Purchaser from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of (A) any material misstatements or any material statements omitted to be made in the Offering Memorandum (including any documents incorporated by reference therein) or (B) the offering or sale of the VMTP Shares by the Purchaser (x) that the Purchaser aided and abetted a breach of a fiduciary duty by the Fund or any director or officer of the Fund or (y) arising from any act by the Fund or any director or officer of the Fund (excluding in any such case clauses (A) or (B), claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party as determined by a court of competent jurisdiction).
(c) The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of such other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Purchaser on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Purchaser from the Fund pursuant to the proposed transactions giving rise to this Agreement.  For purposes of determining the relative benefits to the Fund on the one hand, and the Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated bears to (ii) the dividends paid by the Fund to the Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances.  No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.
(d) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify).  The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom.  The Fund further agrees that the Purchaser, any of its affiliates, any directors, officers, partners, employees, agents, representatives or control persons of the Purchaser or any of its affiliates shall not have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the Purchaser’s or its affiliates’ gross negligence or willful misconduct.  No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.
(e) Nothing in this Section 7.3 is intended to limit any party’s obligations contained in other parts of this Agreement or the VMTP Shares.
7.4	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Purchaser; provided, that the Fund shall not make or agree to any amendment or waiver that affects any preference, right or power of the VMTP Shares or the Holders or Beneficial Owners thereof except as permitted under the Declaration or the Statement.
7.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither the Fund nor the Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Fund the transferee certificate attached as Exhibit C shall, prior to registration of any VMTP Shares under the Securities Act, have the rights set forth in Section 7.15 and shall, so long as such transferee has provided a means for the Fund to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o) and 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate and (2) the Purchaser may assign its rights or obligations to any affiliates of the Purchaser or any tender option bond trust (or other similar investment vehicle) in which the Purchaser or an affiliate of the Purchaser retains the entire residual interest.  Any assignment without such prior written consent shall be void.
7.6	Term of this Agreement

This Agreement shall terminate on the earlier of (x) the registration of any Outstanding VMTP Shares under the Securities Act and (y) the redemption, repurchase or exchange of all Outstanding VMTP Shares by the Fund and payment in full of all amounts then due and owing to the Purchaser and its affiliates hereunder and in respect of the VMTP Shares pursuant to the terms of the Statement; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, the second sentence of Section 7.12, and Section 7.13 (for a period of two (2) years after the termination of this Agreement) shall remain in full force and effect.
7.7	Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York without regard to conflicts of law principles that would require the application of the law of another jurisdiction.
THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.
7.8	Waiver of Jury Trial

The Fund and the Purchaser hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this Agreement.
7.9	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.
7.10	Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.
7.11	Entire Agreement

Except as set forth in Section 7.5, this Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.
7.12	Relationship to the Statement

The Fund and the Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Statement. As between the Fund and the Purchaser, the Fund and the Purchaser agree that Section 2.10(d) of the Statement shall have no effect for so long as none of the VMTP Shares have been registered under the Securities Act.
7.13	Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Fund (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.
The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non-confidential basis or is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the offering documents of the Fund, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Purchaser’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the SEC; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) subject to an agreement containing provisions substantially similar to those of this Section 7.13, (x) by a prospective purchaser of the VMTP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Fund is an express third party beneficiary thereof, and (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions. For the avoidance of doubt, references in this Section 7.13 to “regulatory agency,” “regulatory authorities,” “government agency” and “law or regulation” shall be deemed to include the Internal Revenue Service and state taxation authorities.
7.14	Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.
7.15	Consent Rights of the Majority Participants to Certain Actions

For so long as none of the VMTP Shares have been registered under the Securities Act, without the affirmative vote or consent of the Majority Participants, neither the Fund nor the Board of Trustees will take or authorize the taking of any of the actions set forth under clauses (a) through (e) of this Section 7.15:
(a)  The termination by the Fund of any Rating Agency or the selection of any Other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the VMTP Shares.
(b) The Fund issuing or suffering to exist any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than (i) the VMTP Shares issued and sold pursuant to this Agreement; (ii) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Fund, which borrowings are repaid within sixty (60) days of the incurrence thereof; (iii) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the exchange, retirement, redemption or repurchase of the VMTP Shares and the payment of costs incurred in connection therewith; and (iv) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Fund it shall not require the approval of the Majority Participants if the Fund exchanges, redeems, retires or terminates such “senior security” or otherwise cures such non-compliance within five (5) Business Days of receiving notice of the existence thereof.
(c)  The Fund (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Declaration or the Statement, except as permitted by the Declaration or the Statement or (ii) except for any lien for the benefit of the Custodian of the Fund on the assets of the Fund held by such Custodian, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Fund (including under any tender option bond trust of which the residual floating rate trust certificates will be owned by the Fund) unless the aggregate securities pledged pursuant to all such pledges or security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Fund and the Fund cures such violation within five Business Days of receiving notice of the existence thereof.
(d) Approval of any amendment, alteration or repeal of any provision of the Declaration or the Statement, whether by merger, consolidation, reorganization or otherwise, that would affect any preference, right or power of the VMTP Shares differentially from the rights of the holders of the Common Shares; or
(e)  Approval of any action to be taken pursuant to Sections 2.5(g) and 2.17 of the Statement (other than the issuance of additional series of Variable Rate Muni Term Preferred Shares or other Preferred Shares, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith).

In addition, if the Board of Trustees shall designate a replacement to the SIFMA Municipal Swap Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Statement, the Fund shall notify the Holders of the VMTP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the designated replacement, the Board of Trustees shall designate a replacement to such index as agreed to between the Fund and the Majority Participants.  In such event, the replacement index initially approved by the Board of Trustees shall be the index in effect for purposes of the Statement until a new index has been approved by the Fund and the Majority Participants.
7.16	Disclaimer of Liability of Officers, Trustees and Beneficiaries

Notice is hereby is given that this Agreement is executed on behalf of the Fund by an officer of the Fund in his or her capacity as an officer of the Fund and not individually and that the obligations of the Fund under or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund. All persons extending credit to, contracting with or having a claim against the Fund must look solely to the Fund’s assets and property for the enforcement of any claims against the Fund as none of the Fund’s officers, agents or shareholders, whether past, present or future, assume any personal liability for obligations entered on behalf of the Fund.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
INVESCO CALIFORNIA VALUE MUNICIPAL INCOME TRUST By: /s/ Amanda Roberts Name: Amanda Roberts Title: Assistant Secretary

BANC OF AMERICA PREFERRED FUNDING CORPORATION By: /s/ Michael Jentis Name: Michael Jentis Title: Authorized Signatory

SCHEDULE 1
Description of Shares:	2,083 Invesco California Value Municipal Income Trust Variable Rate Muni Term Preferred Shares, Series 2015/6-VCV, with a Liquidation Preference of $100,000 per share (“VMTP Shares”).

EXHIBIT A
FORMS OF OPINIONS OF COUNSEL FOR THE FUND

EXHIBIT A-1
FORM OF CORPORATE AND 1940 ACT OPINION

EXHIBIT A-2
FORM OF TAX OPINION

EXHIBIT A-3
FORM OF LOCAL COUNSEL OPINION

EXHIBIT B
ELIGIBLE ASSETS
On the Effective Date and at all times thereafter:
1. All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:
A. Debt obligations
i.
“Municipal securities,” defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof, and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Fund’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.  Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii.	Debt obligations of the United States.
iii.
Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv.	Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.
v.	Debt obligations of the Federal Home Loan Banks.
vi.	Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.
vii.	Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.
viii.
Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix.	Debt obligations of the Fund other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is
(aa) “marketable” if:
•	it is registered under the Securities Act;
•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or
•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and
(bb) “investment grade” if:
•
the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of the principal and interest is expected.

x.
Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

xi.	The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:
•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or
•	it is for long-term or short-term financing purposes.
B. Derivatives
i.	Interest rate derivatives;
ii.	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or
iii.	Credit default swaps.
C. Other Assets
i.
Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii.	Cash;
iii.	Repurchase agreements on assets described in A above; or
iv.
Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Fund already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Fund to better maximize its existing investment in such Fund, provided that the Fund may invest no more than 0.5% of its total assets in such securities.

D. Other assets, upon written agreement of the Purchaser that such assets are eligible for purchase by the Purchaser.
2. The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this Exhibit B to the Agreement.
3. The Fund will, upon request, provide the Purchaser and its internal and external auditors and inspectors as the Purchaser may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit B to the Agreement, but only for the purposes of internal and external audit.

EXHIBIT C
TRANSFEREE CERTIFICATE
Invesco California Value Municipal Income Trust
1555 Peachtree Street
Atlanta, GA 30309
Attention: Legal Department
      Jeffrey Kupor, Senior Vice President

Ladies and Gentlemen:
Reference is hereby made to the Variable Rate Muni Term Preferred Purchase Agreement (the “Purchase Agreement”), dated as of November 19, 2019 by and between Invesco California Value Municipal Income Trust, a closed-end fund organized as a Delaware statutory trust under the laws of Delaware (the “Fund”) and Banc of America Preferred Funding Corporation (the “Transferor”), a Delaware corporation, including its successors by merger or operation.  Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.
In connection with the proposed sale by the Transferor of _____________ VMTP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:
1. The Transferee certifies to one of the following (check a box):
◻  is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the shares of which are traded on a national securities exchange (a “Closed End Fund”), a bank or an entity that is a 100% direct or indirect subsidiary of a bank’s publicly traded holding company (a “Bank”), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;
◻  it is a tender option bond trust (or other similar investment vehicle) in which all investors are QIBs that are Closed-End Funds, Banks, insurance companies, or registered open-end management investment companies (or, the case of a tender option bond trust (or other similar investment vehicle) in which the Holder or an affiliate of the Holder retains a residual interest); or
◻  is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.
2. The Transferee certifies that it (check the box):
  is not an Invesco Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares; or
◻  is an Invesco Person that after such sale and transfer would own more than 20% of the outstanding VMTP Shares, and it has received the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares.
3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.
4. The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.
5. The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to offer, sell or otherwise transfer the Transferred Shares only to (A)(i) Persons such Transferee reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, Banks, insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts (or other similar investment vehicles) in which it reasonably believes all investors are Persons such Transferee reasonably believes are QIBS that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, Banks, insurance companies, or registered open-end management investment companies (or, in the case of a tender option bond trust (or other similar investment vehicle) in which the Holder or an affiliate of the Holder retains a residual interest), or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) unless the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares has been obtained, is not an Invesco Person, if such Invesco Person would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.
6. The Transferee acknowledges that the VMTP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the VMTP Shares (unless sold to the public in an underwritten offering of the VMTP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:
 THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO (1)(A) A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS, ENTITIES THAT ARE 100% DIRECT OR INDIRECT SUBSIDIARIES OF BANKS’ PUBLICLY TRADED PARENT HOLDING COMPANIES, INSURANCE COMPANIES OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES, IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TENDER OPTION BOND TRUST (OR OTHER SIMILAR INVESTMENT VEHICLE) IN WHICH ALL INVESTORS ARE PERSONS THE HOLDER REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS, ENTITIES THAT ARE 100% DIRECT OR INDIRECT SUBSIDIARIES OF BANKS’ PUBLICLY TRADED PARENT HOLDING COMPANIES,  INSURANCE COMPANIES, OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; (OR, IN THE CASE OF A TENDER OPTION BOND TRUST (OR OTHER SIMILAR INVESTMENT VEHICLE) IN WHICH THE HOLDER OF AN AFFILIATE OF THE HOLDER RETAINS A RESIDUAL INTEREST), OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF THE ISSUER OF THE SECURITY AND HOLDERS OF MORE THAN 50% OF THE OUTSTANDING VMTP SHARES IS OBTAINED, NOT AN INVESCO PERSON (AS DEFINED IN THE VARIABLE RATE TERM PREFERRED SHARES PURCHASE AGREEMENT, DATED AS OF NOVEMBER 19, 2019, BY AND BETWEEN THE ISSUER OF THE SECURITY AND BANC OF AMERICA PREFERRED FUNDING CORPORATION, IF SUCH INVESCO PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING VMTP SHARES.
7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment.  The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.
8. The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.
9. The Transferee acknowledges that it has received a copy of the Registration Rights Agreement and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares.
10. The Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.
11. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares.  The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund.  The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.
12. The Transferee acknowledges that each of Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes.  The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.
13. This Transferee’s Certificate shall be governed by and construed in accordance with the laws of the State of New York.
14. The Transferee agrees to provide, together with this completed and signed Transferee’s Certificate, a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable.
[Signature Page Follows.]

The undersigned has provided a completed and signed IRS Form W‑9, Form W‑8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.
Date:
Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for  Registration of
Transferred Shares:

Transferee’s taxpayer identification number:

EXHIBIT D
INFORMATION TO BE PROVIDED BY THE FUND
Reporting as of:
TOB Floaters:  $
CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
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